POWER OF ATTORNEY

I, Jeffrey D. Shorter, reside at 2804 Purdue, Dallas,
Texas 75225.  I appoint Jim Acosta, Director,
Corporate Governance, Alvarado Square, MS-2850,
Albuquerque, New Mexico 87158, Kathleen Campbell, Sr.
Corporate Governance Analyst, Alvarado Square, MS-2820,
Albuquerque, New Mexico 87158 or Linda M. Montoya,
Sr. Corporate Governance Analyst, Alvarado Square,
MS-2850, Albuquerque, New Mexico 87158 to serve as my attorney-in-fact to:

(1) execute for me in my capacity as an Officer of PNM
Resources, Inc. ("Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange
Act of 1934 ("1934 Act") and the associated rules;
(2) perform for me all acts which may be necessary or desirable to complete and execute Forms 3, 4, and 5, complete and executive any amendments, and timely file the forms with the Untied States Securities and Exchange Commission and the
New York Stock Exchange, or similar authority; or
(3) take any other action related to the powers identified in items
(1) and (2), which, in the opinion of the attorney-in-fact, may be legally required or beneficial to me.

I acknowledge that the attorneys-in-fact are serving at my request and neither they nor the company are assuming any of my responsibilities to comply with Section 16 of the 1934 Act. This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

/s/Jeffrey D. Shorter
Jeffrey D. Shorter

ACKNOWLEDGMENT

State of New Mexico	)
		) ss.
County of Bernalillo	)

The foregoing instrument was acknowledged before me on April 19, 2005, by Charles E. McMahen.

/s/ Linda M. Montoya
Notary Public

My Commission Expires: 1/12/08